Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-72730) and Form S-8 (No. 333-131016, No. 333-130381, No. 333-125074, No. 333-117007, No. 333-103663, No. 333-61248, No. 333-54976, No. 333-52634, No. 333-47020, No. 333-92619 and No. 333-81492) of SonicWALL, Inc. of our reports dated March 14, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.
/s/ ARMANINO MCKENNA, LLP
San Ramon, California
March 14, 2006